Exhibit 99.1

News Release
FOR IMMEDIATE RELEASE	Media Contact: Scott Reigstad (608) 458-3145
Investor Relations: Susan Gille (608) 458-3956

Alliant Energy Corporation Announces Public Offering of $326 Million of Shares of Common Stock

MADISON, Wisconsin – December 13, 2018 – Alliant Energy Corporation (NYSE: LNT) announced today that it plans to make a public offering of $326 million of shares of its common stock. At Alliant Energy’s request, the forward counterparties (as defined below) expect to borrow and sell the shares to the underwriters in the offering in connection with the forward sale agreements described below. In conjunction with the offering, Alliant Energy intends to grant to the underwriters an option to purchase up to $48.9 million of additional shares of Alliant Energy’s common stock. If such option is exercised, Alliant Energy may, in its sole discretion, enter into additional forward sale agreements with the forward counterparties with respect to such additional shares, and Alliant Energy currently expects that, if such option is exercised, it will do so

Goldman Sachs & Co. LLC and BofA Merrill Lynch are acting as underwriters for the offering and propose to offer the shares of common stock from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In connection with the offering, Alliant Energy intends to enter into forward sale agreements with each of Goldman Sachs & Co. LLC and Bank of America N.A., referred to in such capacity as the forward counterparties, pursuant to which Alliant Energy will agree to sell to the forward counterparties or their respective affiliates (subject to its right to elect net share or cash settlement of such forward sale agreement) approximately $326 million of shares of common stock in this offering (or $374.9 million of shares if the underwriters’ option to purchase additional shares is exercised in full), less the underwriting discounts and commissions and subject to certain adjustments.

Alliant Energy intends to use any net proceeds received upon the settlement of the forward sale agreements for general corporate purposes, which may include repayment or refinancing of debt, working capital, construction and acquisition expenditures, investments and repurchases and redemptions of securities.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer, solicitation or sale in such jurisdiction. The public offering is being made pursuant to an effective shelf registration statement that has been filed with the Securities and Exchange Commission, or SEC. A preliminary prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov. In addition, copies of the prospectus and preliminary prospectus supplement relating to the shares of common stock offered in the offering may be obtained when available by contacting: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at 1-866-471-2526, or by e-mail at prospectus-ny@ny.email.gs.com; or BofA Merrill Lynch, Attention: Prospectus Department, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, North Carolina 28255-0001, by telephone at 1-800-294-1322, or by e-mail at dg.prospectus_requests@baml.com.

Forward-Looking Statements

Statements contained in this press release that are not of historical fact are forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified as such because the statements include words such as “may,” anticipate,” “will,” “would,” “expects,” “intends” or other words of similar import. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties that could materially affect actual results include, among others:

•	the satisfaction of customary closing conditions relating to the offering and the forward sale agreements;

•	capital market risks; and

•	the impact of general economic or industry conditions.

There can be no assurance that the offering will be completed on the anticipated terms, or at all. For more information about potential factors that could affect Alliant Energy’s businesses and financial results, please review “Risk Factors” in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the SEC and in Alliant Energy’s other filings with the SEC. These factors should be considered when evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The forward-looking statements included herein are made as of the date hereof and, except as required by law, Alliant Energy undertakes no obligation to publicly update such statements to reflect subsequent events or circumstances.

About Alliant Energy Corporation

Alliant Energy is the parent company of two public utility companies - Interstate Power and Light Company and Wisconsin Power and Light Company - and of Alliant Energy Finance, LLC, the parent company of Alliant Energy’s non-utility operations. Alliant Energy is an energy-services provider with utility subsidiaries serving approximately 960,000 electric and 410,000 natural gas customers. Providing its customers in the Midwest with regulated electricity and natural gas service is the Company’s primary focus. Alliant Energy, headquartered in Madison, Wisconsin, is a component of the S&P 500 and is traded on the New York Stock Exchange under the symbol LNT.